Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15(d) Of
The Securities Exchange Act of 1934

Date of Report:  September 5, 2008

RICK'S CABARET INTERNATIONAL, INC.
(Exact Name of Registrant As Specified in Its Charter)

Texas	0-26958	76-0037324
(State Or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10959 Cutten Road
Houston, Texas 77066
(Address Of Principal Executive Offices, Including Zip Code)

(281) 397-6730
(Issuer’s  Telephone  Number,  Including  Area  Code)

ITEM 2.01    COMPLETION OF ACQUISITION OF ASSETS.

On September 5, 2008, our wholly owned subsidiary RCI Entertainment (Las Vegas), Inc. (the “Purchaser”) completed the acquisition of certain assets (the “Purchased Assets”) of DI Food & Beverage of Law Vegas, LLC, a Nevada limited liability company (the “Seller”)  pursuant to a Third Amended Asset Purchase Agreement (the “Third Amendment”) between Purchaser, Rick’s Cabaret International, Inc. (“Rick’s”), Seller, and Harold Danzig (“Danzig”), Frank Lovaas (“Lovaas”) and Dennis DeGori (“DeGori”) who are all members of Seller.  The Seller owned and operated an adult entertainment cabaret known as “Scores” (the “Club”), located at 3355 Procyon Street, Las Vegas, Nevada  89102 (the “Real Property”).  A copy of the Third Amendment is attached hereto as Exhibit 10.1.

At Closing, Purchaser paid Seller an aggregate amount as follows (the “Purchase Price”):

(i)	$12,000,000 payable by wire transfer;

(ii)
$3,000,000 pursuant to a promissory note (“the Rick’s Promissory Note”), executed by and obligating Rick’s, bearing interest at eight percent (8%) per annum with a five (5) year amortization, with monthly payments of principal and interest, with the initial monthly payment due in April 2009 with a balloon payment of all then outstanding principal and interest due upon the expiration of two (2) years from the execution of the Rick’s Promissory Note; and

(iii)	200,000 shares of restricted common stock, par value $0.01 of Rick’s (the “Rick’s Shares”) issued to the Seller.

A copy of the Rick’s Promissory Note is attached hereto as Exhibit 10.2.

As part of the transaction, we entered into a Lock-Up/Leak-Out Agreement with the Seller pursuant to which, on or after seven (7) months after the closing date, the Seller shall have the right, but not the obligation, to have Rick’s purchase from Seller a total of 150,000 of the Rick’s Shares (“Rick’s Put Share”) in an amount and at a rate of not more than 6,250 of the Rick’s Put Shares per month (the “Monthly Shares”) calculated at a price per share equal to $20.00 per share (“Value of the Rick’s Shares”).  At our election during any given month, we may either buy the Monthly Shares or, if we elect not to buy the Monthly Shares from the Seller, then the Seller shall sell the Monthly Shares in the open market.  Any deficiency between the amount which the Seller receives from the sale of the Monthly Shares and the Value of the Rick’s Shares shall be paid by us within three (3) business days of the date of sale of the Monthly Shares during that particular month.  Our obligation to purchase the Monthly Shares from the Seller shall terminate and cease at such time as the Seller has received a total of $3,000,000 from the sale of the Rick’s Shares and any deficiency.  Under the terms of the Lock-Up/Leak-Out Agreement, Seller may not sell more than 25,000 Rick’s Shares per 30-day period, regardless of whether the Seller “Puts” the Rick’s Put Shares to Rick’s or sells them in the open market or otherwise.  A copy of the Lock-Up/Leak-Out Agreement is attached hereto as Exhibit 10.3.

Upon closing of the transaction, we entered a two-year Non-Compete Agreement with DeGori (the “DeGori Non-Compete Agreement”) pursuant to which DeGori agreed not to compete with the Club by operating an establishment serving liquor and providing live female nude or semi-nude adult entertainment in Clark County, Nevada or in a radius of 25 miles of Clark County, Nevada; provided, however, that the Non-Competition Agreement specifically excluded the Penthouse Club and the Bada Bing Club located in Clark County, Nevada.   We agreed to pay DeGori cash consideration of $66,667 for entering into the Non-Competition Agreement.   Additionally, at Closing, we also entered into a 12-month Consulting Agreement with DeGori (the “Consulting Agreement”) for a total aggregate of $133,333 in consulting fees payable in eighteen (18) equal monthly payments of $7,407.38 per month with the first payment due October 15, 2008.  A copy of the Degori Non-Compete Agreement is attached hereto as Exhibit 10.4.  A copy of the Consulting Agreement is attached hereto as Exhibit 10.5.

Upon closing of the transaction, we entered a one-year Non-Compete Agreement with Lovaas (the “Lovaas Non-Compete Agreement”) pursuant to which Lovaas agreed not to compete with the Club by operating an establishment serving liquor and providing live female nude or semi-nude adult entertainment in Clark County, Nevada, or any of its surrounding counties; provided, however, that this Non-Competition Agreement shall specifically exclude the Penthouse Club and the Bada Bing Club located in Clark County, Nevada.  A copy of the Lovaas Non-Compete Agreement is attached hereto as Exhibit 10.6.

The terms and conditions of the Stock Purchase Agreement were the result of extensive arm’s length negotiations between the parties.   A copy of the press release related to this transaction is attached hereto as Exhibit 99.1.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

Exhibit No.	Description
10.1	Third Amendment to Asset Purchase Agreement
10.2	Promissory Note
10.3	Lock-Up/Leak-Out Agreement
10.4	Non-Competition Agreement (DeGori)
10.5	Consulting Agreement (DeGori)
10.6	Non-Competition Agreement (Lovaas)
99.1	Press release dated September 5, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

RICK'S CABARET INTERNATIONAL, INC.

	By:	/s/ Eric Langan
Date: September 8, 2008		Eric Langan
President and Chief Executive Officer